EXHIBIT 99.01
PRESS RELEASE

Apta Holdings, Inc.
215 West Main Street
Maple Shade, New Jersey 08052

FOR MORE INFORMATION, CONTACT:
Harry J. Santoro, President
Apta Holdings, Inc.
(856) 667-0600   Fax: (856) 727-0218


FOR IMMEDIATE RELEASE


      APTA HOLDINGS, INC.  DECLARES DIVIDEND DISTRIBUTION

Maple Shade, New Jersey, (Business Wire) November 16, 2000 - The Board of Directors of Apta Holdings, Inc. (OTC BB: APTA) today declared the following dividend distribution which was pending subject to clearance of the Form 10-SB filed with the SEC for Gavella Corp.
One share of Apta's wholly owned subsidiary, Gavella Corp., a Delaware corporation will be distributed for each share of Apta Holdings, Inc. common stock held by Apta Holdings, Inc. stockholders of record at the close of business on December 1, 2000. The NASD has informed Apta that the ex-dividend date will be December 28, 2000. Any Apta shares sold prior to December 28, 2000 are sold with the Gavella dividend, which will be transferred to the purchaser.

Gavella Corp. ("Gavella") was incorporated on June 21, 2000 in the State of Delaware as a wholly owned subsidiary of Apta Holdings, Inc. ("Apta"). On August 7, 2000, Apta transferred all of the assets and liabilities of its 100% wholly owned subsidiary, Spring Village Holdings, Inc. to Gavella in exchange for 2,000,000 shares of $.001 par value Gavella common stock. Spring Village Holdings, Inc. owns an 80% controlling interest in SVG Properties, L.P., a New Jersey limited partnership (the "Partnership"). The Partnership owns a 124 unit apartment complex. The transfer of Spring Village Holdings, Inc. to Gavella was due to a decision by Apta's Board of Directors to separate the finance business and the real estate business of Apta into two separate corporations.

Certain statements made in this Press Release are "forward looking statements". Without limiting the generality of the foregoing, such information can be identified by the use of forward-looking terminology such as "anticipate", "will", "would", "expect", "intend", "plans to" or "believes", or other variations thereon, or comparable terminology. Actual results, performance or developments may differ materially from those expressed or implied by such forward-looking statements as a result of market uncertainties or industry factors. Some important factors that may cause actual results that differ materially from those in any forward-looking statements may include the availability of future financing when needed, competitive pressures, and the ability to attract and retain key executive sales and management personnel. Apta disclaims any obligation or responsibility to update any such forward-looking statements.